                                                                   EXHIBIT 12.1

                   ALEXANDRIA REAL ESTATE EQUITIES, INC.

      COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED
                   CHARGES AND PREFERRED STOCK DIVIDENDS
                       (in thousands, except ratios)

                                                                                                                    The Period
                                                                                                                    October 27,
                                                                                                                       1994
                                                         For the                                                    (inception)
                                                    Nine Months Ended             Year Ended December 31,             through
                                                      September 30,      ---------------------------------------    December 31,
                                                          1999             1998       1997        1996     1995         1994
                                                   ------------------    -------    -------     ------    ------    ------------
Earnings (Loss): ..................................      $16,964         $19,403    $(2,797)    $2,175    $  866       $(648)
Add Back:
   Interest Expense ...............................       14,648          14,033      7,043      6,327     3,553         328
   Write-off of Unamortized Loan Costs ............          --              --       2,295        --        --          --
   Acquisition LLC Financing Costs ................          --              --       6,973        --        --          --
                                                         -------         -------    -------     ------    ------       -----
     Earnings Available for Fixed Charges .........       31,612          33,436    $13,514     $8,502    $4,419       $(320)
                                                         -------         -------    -------     ------    ------       -----

Combined Fixed Charges:
   Interest Incurred ..............................       17,116          16,232    $ 7,139     $6,327    $3,553       $ 328
   Write-off of Unamortized Loan Costs(a) .........          --              --       2,295        --        --          --
   Acquisition LLC Financing Costs(b) .............          --              --       6,973        --        --          --
   Preferred Dividends ............................        1,120             --       3,038      1,590       --          --
                                                         -------         -------    -------     ------    ------       -----
     Fixed Charges ................................       18,236          16,232    $19,445     $7,917    $3,553       $ 328
                                                         -------         -------    -------     ------    ------       -----

Ratio of Earnings to Fixed Charges and Preferred
  Stock Dividends(c) .............................          1.73            2.06       0.69       1.07      1.24         --
Excess of Fixed Charges Over Earnings ............           --          $   --     $   --      $  --     $  --        $ 648

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(a)  This amount represents unamortized loan costs associated with debt retired in connection with the IPO.

(b) This amount represents the portion of the purchase price of the membership interests in ARE Acquisitions, LLC (the "Acquisition LLC") paid by the Company in excess of the cost incurred by the Acquisition LLC to acquire the three Life Science Facilities owned by it.

(c) For purposes of calculating the consolidated ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest incurred (including amortization of deferred financing costs and capitalized interest), write-off of unamortized loan costs, Acquisition LLC Financing Costs (see Note (b)), and preferred stock dividends.